As filed with the Securities and Exchange Commission on December 23, 2009
Registration No. 333-83990

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BEARINGPOINT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3680505 (I.R.S. Employer Identification No.)
100 Crescent Court, Suite 700
Dallas, TX 75201
(214) 459-2770
(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

John DeGroote
President, Chief Legal Officer and Secretary
BearingPoint, Inc.
100 Crescent Court, Suite 700
Dallas, TX 75201
(214) 459-2770
(Name, Address and Telephone Number, including Area Code, of Agent for Service)
Copy to:
John Martin
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
(214) 953-6500

Not applicable
(Approximate date of commencement of the proposed sale to the public)
If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
This Post-effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-83990) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is filed by BearingPoint, Inc. (formerly KPMG Consulting, Inc.), a Delaware corporation (“BearingPoint”), to amend the Registration Statement on Form S-3 (File No. 333-146846) filed with the Securities and Exchange Commission by BearingPoint on March 8, 2002 (the “Registration Statement”), pertaining to the registration of debt securities, shares of preferred stock, shares of preferred stock represented by depositary shares, shares of BearingPoint’s Common Stock, par value $0.01 per share (the “Common Stock”), and warrants to purchase shares of Common Stock in an aggregate initial offering price not exceeding $1,000,000,000.
     On February 18, 2009, BearingPoint and certain of its domestic U.S. subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No. 09-10691). As previously disclosed, on December 22, 2009, the Bankruptcy Court entered an order confirming BearingPoint’s Modified Second Amended Joint Plan Under Chapter 11 of the Bankruptcy Code, dated December 17, 2009 (the “Plan”). The Company anticipates that the effective date of the Plan (the “Effective Date”) will be on or about December 29, 2009.
     Pursuant to the Plan, all equity interests of BearingPoint, including all outstanding shares of Common Stock, options, warrants or contractual or other rights to acquire any equity interests, will be cancelled and extinguished on the Effective Date, and the holders of such equity interests shall not receive or retain any property or interest in property on account of such equity interests. Consequently, BearingPoint has terminated all offerings of its securities under existing registration statements, including the Registration Statement. In accordance with an undertaking made by BearingPoint to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, BearingPoint hereby removes from registration all securities that remain unsold under the Registration Statement as of the effective date of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 23, 2009.

BEARINGPOINT, INC.

By:	/s/ John DeGroote

Name:	John DeGroote
Title:	President
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John DeGroote John DeGroote	President, Chief Legal Officer and Secretary (principal executive officer)	December 23, 2009

/s/ David Johnston David Johnston	Chief Financial Officer (principal financial and accounting officer)	December 23, 2009

/s/ Roderick C. McGeary Roderick C. McGeary	Chairman of the Board of Directors	December 23, 2009

/s/ Frederic F. Brace Frederic F. Brace	Director	December 23, 2009

/s/ F. Edwin Harbach F. Edwin Harbach	Director	December 23, 2009

/s/ Eddie R. Munson Eddie R. Munson	Director	December 23, 2009